TEXACO REPORTS SECOND QUARTER RESULTS
                     -------------------------------------

FOR IMMEDIATE RELEASE:  MONDAY, JULY 26, 1999.
----------------------------------------------

     WHITE PLAINS, N.Y.--July 26, 1999--Texaco reported today second quarter 1999 income before special items of $286 million ($.52 per share). This compares with income before special items of $335 million ($.60 per share) for the second quarter of 1998. Net income was $273 million ($.50 per share) for the second quarter of 1999 and $342 million ($.61 per share) for the second quarter of 1998. For the first half of 1999, income before special items was $391 million ($.70 per share), compared with $594 million ($1.06 per share) for last year. Net income was $472 million ($.85 per share) for the first half of 1999 and $576 million ($1.03 per share) for the first half of 1998.
    Texaco Chairman and Chief Executive Officer Peter I. Bijur stated, "Texaco's second quarter earnings, while below last year, showed marked improvement over this year's first quarter as we benefited from the recovery in crude oil and natural gas prices. The benchmark price for crude has risen into the $19 to $20 per barrel range signaling higher upstream earnings in the months ahead. Refining margins, however, remain at historically low levels in most areas of the world. A bright spot in our downstream was the solid performance of our Western U.S. operations. Also, Latin American operations continue to grow led by solid earnings in the Caribbean and Central
American areas."
     Bijur added, "While we maintain our focus on strategic growth opportunities, our accelerated $650 million cost reduction program continues to produce benefits. Expenses per barrel declined nine percent versus a year ago, the U.S. downstream alliances are ahead of schedule in capturing synergy benefits and the cost reduction and restructuring programs by Caltex should enhance its returns as the Asian economies recover."
     Bijur also highlighted the following recent successes in Texaco's pursuit of high-impact exploration and production opportunities:

- June start-up production from the Gemini project in the Gulf of Mexico;

- The acquisition of an additional 10 percent equity ownership in the Hamaca heavy oil project in Venezuela, raising the company's ownership share to 30 percent;


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-    An agreement with Petrobras, Brazil's national oil company, to become an equity partner in the Campos exploration and the Frade development areas offshore Brazil; and

- A successful bid on three high potential offshore exploration blocks in Brazil's First License Round.


                                      Second Quarter        First Half
                                      --------------        ----------
Texaco Inc. (Millions of dollars):     1999    1998      1999     1998
----------------------------------------------------------------------
Income before special items            $286    $335      $391     $594
                                       ----    ----      ----     ----
Inventory valuation adjustments          55       -       138        -
Write-down of assets                    (76)      -       (76)       -
Tax issues                               54      19        65       19
Gains on major asset sales               21      20        21       20
Reorganization, restructuring and
  employee separation costs             (67)    (32)      (67)     (32)
                                       ----    ----      ----     ----
                                        (13)      7        81        7
Cumulative effect of
  accounting change                       -       -         -      (25)
                                       ----    ----      ----     ----
Total special items                     (13)      7        81      (18)
                                       ----    ----      ----     ----
Net income                             $273    $342      $472     $576
                                       ====    ====      ====     ====

     Effective January 1, 1998, Texaco's Caltex affiliate adopted a new accounting standard, SOP 98-5, resulting in a change in accounting for start-up costs at its Thailand refinery. Texaco's first quarter 1998 results included a $25 million charge associated with this accounting change.
    Details on special items are included in the following segment information.

OPERATING RESULTS

     EXPLORATION AND PRODUCTION

                                      Second Quarter        First Half
                                      --------------        ----------

United States (Millions of dollars):   1999    1998      1999     1998
----------------------------------------------------------------------
Operating income before special items  $138    $100      $165     $208
Special items                            10       -        21        -
                                       ----    ----      ----     ----
Total operating income                 $148    $100      $186     $208
                                       ====    ====      ====     ====

     U.S. Exploration and Production earnings in the second quarter of 1999 were above last year's levels mostly due to higher crude oil prices. Prices continued to rise in the second quarter as there was

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high compliance by OPEC and several non-OPEC countries with previously announced production cutbacks leading to a decline in worldwide inventory levels. Average realized crude oil prices for the second quarter 1999 were $12.80 per barrel, a 40 percent increase over the first quarter and 19 percent above last year. Average natural gas prices were $2.05 per MCF in the second quarter, the same as last year.
    Earnings for the first six months of 1999 were below last year due to lower production and depressed natural gas prices during the first quarter. Average natural gas prices were $1.92 per MCF, nine percent below last year. Also, average realized crude oil prices were $10.95 per barrel, three percent below last year.
    Production decreased 12 percent for the second quarter and first half of 1999 due to natural field declines and asset sales. Focusing on capital efficiency, Texaco and its operating partners reduced developmental activities such as infill drilling, recompletions and secondary recovery projects, normally undertaken to offset production declines within mature fields.
     Expenses were lower for the second quarter and first half of 1999 as a result of cost savings from the restructuring of our worldwide upstream organization. Exploratory expenses for the second quarter and first half of 1999 were $38 million and $92 million before tax, $13 million and $55 million below the same periods of 1998.
     Results for the second quarter of 1999 included a special gain of $21 million for the sale of our interest in six California onshore and offshore fields, and a special charge of $11 million for employee separation costs. Results for the first half of 1999 also included a first quarter special benefit of $11 million for a production tax refund.


                                      Second Quarter        First Half
                                      --------------        ----------

International (Millions of dollars):   1999    1998      1999     1998
----------------------------------------------------------------------
Operating income before special items  $ 78    $ 61      $ 58     $109
Special items                            (2)      -        (2)       -
                                       ----    ----      ----     ----
Total operating income                 $ 76    $ 61      $ 56     $109
                                       ====    ====      ====     ====

     International Exploration and Production operating results for the second quarter of 1999 were above last year's levels mostly due to higher crude oil prices. Crude oil prices for the second quarter of 1999 continued to rise due to worldwide production cutbacks and inventory declines. Average realized crude oil prices for the second quarter of 1999 were $13.73 per barrel, a 39 percent increase over the prior quarter and 20 percent above last year.

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     Operating results for the first six months of 1999 were below last year mostly due to higher exploratory expenses. Also, average realized crude oil prices were $11.60 per barrel, slightly lower than last year and average natural gas prices were $1.37 per MCF, 15 percent below last year.
     Daily production in the second quarter and first six months of 1999 was flat with last year. During the first half of 1999 production declines from the U.K. North Sea, due to temporary operating problems in the first quarter, and lower gas production in Latin America were offset by increased production in the Partitioned Neutral Zone, Indonesia and Karachaganak. Expenses were lower for the second quarter of 1999 as a result of cost savings from the restructuring of our worldwide upstream organization. Exploratory expenses for the second quarter of 1999 were $42 million before taxes, slightly higher than last year. Exploratory expenses for the first six months of 1999 were $118 million before taxes, $34 million higher than last year due to an unsuccessful first quarter exploratory well in a new offshore area of Trinidad.
     Results for the second quarter of 1999 included a special charge of $2 million for employee separation costs.

     REFINING, MARKETING AND DISTRIBUTION

                                      Second Quarter        First Half
                                      --------------        ----------

United States (Millions of dollars):   1999    1998      1999     1998
----------------------------------------------------------------------
Operating income before special items  $111    $ 96      $166     $143
Special items                           (87)    (32)      (79)     (32)
                                       ----    ----      ----     ----
Total operating income                 $ 24    $ 64      $ 87     $111
                                       ====    ====      ====     ====

     U.S. Refining, Marketing and Distribution earnings before special items were higher than last year for the second quarter and first half of this year. U.S. downstream activities are primarily conducted through Equilon Enterprises LLC, Texaco's western alliance with Shell Oil Company, and Motiva Enterprises LLC, Texaco's eastern alliance with Shell Oil Company and Saudi Refining, Inc.
     During the second quarter and first half of 1999, Equilon's earnings benefited from improved West Coast refining and marketing margins, although operational problems at the Puget Sound refinery and scheduled maintenance at the Los Angeles refinery had a negative impact on earnings. Margins on the West Coast remained strong as a result of refinery outages leading to industry supply disruptions.
     Motiva continued to experience weak refining margins during the second quarter due to high industry wide inventory levels. These effects were partially offset by higher gasoline volumes.

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     The second quarter and first half of 1999 also benefited from the realization of synergies for Equilon and Motiva, which included higher utilization of proprietary pipelines, marketing staff and function consolidations, reduced additive costs, and hydrotreater realignment at the Convent refinery.
     Results for the second quarter included special charges for asset write-downs on the pending sales of the El Dorado and Wood River refineries for $76 million, and reorganization, restructuring and employee separation costs of $11 million. Results for 1999 also included a first quarter special benefit of $8 million for inventory valuation adjustments to reflect higher prices for crude oil and refined products. The second quarter of 1998 included a special charge of $32 million mainly for alliance employee separation costs.

                                      Second Quarter        First Half
                                      --------------        ----------

International (Millions of dollars):   1999    1998      1999     1998
----------------------------------------------------------------------
Operating income before special items  $ 76    $194      $221     $376
Special items                            75       -       150        -
                                       ----    ----      ----     ----
Total operating income                 $151    $194      $371     $376
                                       ====    ====      ====     ====

     International Refining and Marketing results for the second quarter of 1999 declined significantly from 1998. The decline was due to the protracted weakness of international refining margins in both the Caltex and European areas of operation. Results in Latin America declined due to weak economic conditions in Brazil and poor refining margins in Panama.
     Results for the first half of 1999 were similarly affected by lower refining margins and intensified competitive pressures. Improved economic conditions in Asia, resulting in higher sales volumes and reduced currency volatility, were more than offset by lower margins in the Caltex region. Results in Latin America and Europe were down due to the economic situation in Brazil and poor refining margins in the U.K., Netherlands and Panama. In the Caribbean and Central American areas, marketing results increased due to lower acquisition costs and increased sales in the industrial sector.
     Results for the second quarter 1999 included net special benefits of $75 million. Special items included favorable inventory valuation adjustments of $55 million and a Korean tax benefit of $54 million. Other special items for the quarter included Caltex restructuring charges of $25 million and employee separation costs in Europe and Latin America of $9 million. Additionally, 1999 results included a first quarter special benefit of $75 million for inventory valuation adjustments.

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     GLOBAL GAS MARKETING

                                      Second Quarter        First Half
                                      --------------        ----------

(Millions of dollars):                 1999    1998      1999     1998
----------------------------------------------------------------------
Operating income (loss) before
  special items                        $  4    $(10)     $ 16     $(19)
Special items                            (3)     20        (3)      20
                                       ----    ----      ----     ----
Total operating income                 $  1    $ 10      $ 13     $  1
                                       ====    ====      ====     ====

     Global Gas Marketing operating results for the second quarter of 1999 benefited from the continued improvement of natural gas margins. Results for the first half of 1999 reflected gains on normal asset sales including our interest in a U.K. retail gas marketing operation and the sale of a U.S. gas gathering pipeline.
     Results for the second quarter of 1999 included a special charge of $3 million for employee separation costs. The second quarter of 1998 included a special gain of $20 million from the sale of a partial interest in a pipeline.

CORPORATE/NON-OPERATING RESULTS

                                      Second Quarter        First Half
                                      --------------        ----------

 (Millions of dollars):                1999    1998      1999     1998
----------------------------------------------------------------------
Results before special items           $(122)  $(104)    $(230)  $(223)
Special items                             (6)     19        (6)     19
                                        ----    ----      ----    ----
Total corporate/non-operating          $(128)  $ (85)    $(236)  $(204)
                                        ====    ====      ====    ====

     Corporate/Non-operating Results for the second quarter and first half of 1999 reflect higher net interest expense due to decreased interest income from investments and higher interest expense due to increased debt. First half results this year included gains on the first quarter sales of marketable securities.
     Results for 1999 included a second quarter special charge of $6 million for employee separation costs. Results for 1998 included a second quarter special tax benefit of $19 million attributable to the sale of an interest in a subsidiary.

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CAPITAL AND EXPLORATORY EXPENDITURES

     Capital and Exploratory Expenditures were $1,458 million for the first half of 1999 compared with $1,881 million for 1998.
     Upstream expenditures in the U.S. for the first six months were significantly below 1998 levels due to reductions and deferrals of exploratory and developmental spending related to market conditions. Continuing areas of focus included platform development in deep water Gulf of Mexico projects and developmental drilling in California.
     Internationally, expenditures increased slightly as we raised our ownership interest in the Venezuelan Hamaca project and continued to focus spending for Nigerian lease acquisitions and developmental work in the U.K. North Sea - Captain B field. These increases were offset by decreased spending in Eurasia where a significant investment in the Karachaganak project was made in the first half of 1998. Exploratory expenditures increased due to activity in offshore Trinidad.
     Downstream capital expenditures decreased following refinery project completions in the U.S. and the slowing of re-imaging and brand initiatives in the U.S. and Caltex areas of operation. There was also lower spending on a gas pipeline project which incurred peak expenditures in 1998. Other operations showed an increase in spending for Indonesia, California and Philippines cogeneration facilities.

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CONTACTS:      Kelly McAndrew      914-253-6295
               Faye Cox            914-253-7745

INVESTOR RELATIONS:

               Elizabeth Smith     914-253-4478

     Listen in live to Texaco's second quarter 1999 earnings discussion with financial analysts on Tuesday, July 27, at 11:30 am EDT at:

       http://www.webevents.broadcast.com/texaco/q299earnings
       ------------------------------------------------------

     For technical assistance, call Sheila Lujan at 800-366-9831

Note:This press release contains forward-looking statements about our expectations for upstream earnings and downstream margins in 1999. Our actual earnings and margins in 1999 may be different than we currently expect, if business conditions, such as energy prices, world economic conditions, demand growth, and inventory levels, change. For a further discussion of additional factors that could cause actual results to materially differ from those in the forward-looking statement, please refer to the section entitled "Forward-Looking Statements and Factors That May Affect Our Business" in Texaco's 1998 Annual Report on Form 10-K.

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
Income (loss)                         Second Quarter (a)  First Half(a)
(Millions of dollars)                ---------------     -------------
                                       1999    1998      1999     1998
                                     ------- -------   -------  ------
Exploration and production
     United States                    $ 148   $ 100     $ 186    $ 208
     International                       76      61        56      109
                                      -----   -----     -----    -----
           Total                        224     161       242      317

Refining, marketing and distribution
     United States                       24      64        87      111
     International                      151     194       371      376
                                      -----   -----     -----    -----
           Total                        175     258       458      487
Global gas marketing                      1      10        13        1
                                      -----   -----     -----    -----
           Total operating segments     400     429       713      805
                                      -----   -----     -----    -----
Other business units                      1      (2)       (5)       -

Corporate/Non-operating                (128)    (85)     (236)    (204)
                                      -----   -----     -----    -----
Income before cumulative effect
  of accounting change                  273     342       472      601

Cumulative effect of accounting
  change (b)                              -       -         -      (25)
                                      -----   -----     -----    -----
          Net income                  $ 273   $ 342     $ 472    $ 576
                                      =====   =====     =====    =====
Net income per common share
  (dollars) - diluted                 $ .50   $ .61     $ .85    $1.03

Average number of common shares
  outstanding for computation of earnings
  per share (millions) - diluted      530.2   549.8     529.6    550.6

Provision for income taxes included
  in net income                       $ 122   $  84     $ 107    $ 224

(a)  Includes special items indicated in this release.

(b) Caltex adoption of SOP 98-5 of the AICPA, "Reporting on the Costs of Start-Up Activities".

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

Other Financial Data                   Second Quarter       First Half
(Millions of dollars)                  --------------      ------------
                                       1999    1998       1999     1998
                                     -------  ------    -------- -------
Revenues                             $8,269  $8,044     $15,459  $16,191

Total assets as of June 30                           (c)$28,200  $28,795

Stockholders' equity as of June 30                   (c)$11,810  $12,515

Total debt as of June 30                             (c)$ 7,400  $ 6,970


Capital and exploratory expenditures
Exploration and production
     United States                   $  207  $  374     $   463  $   816
     International                      346     261         568      551
                                     ------  ------     -------  -------
          Total                         553     635       1,031    1,367

Refining, marketing and distribution
     United States                       85      95         158      183
     International                       99     129         176      228
                                     ------  ------     -------  -------
          Total                         184     224         334      411
Global gas marketing                     14      49          25       83
                                     ------  ------     -------  -------
          Total operating segments      751     908       1,390    1,861

Other business units                     38       6          68       20
                                     ------  ------     -------  -------
          Total                      $  789  $  914     $ 1,458  $ 1,881
                                     ======  ======     =======  =======
Exploratory expenses included above
     United States                   $   38  $   51     $    92  $   147
     International                       42      39         118       84
                                     ------  ------     -------  -------
          Total                      $   80  $   90     $   210  $   231
                                     ======  ======     =======  =======

Dividends paid to common
 stockholders                        $  237  $  240     $   474  $   479

Dividends per common share
 (dollars)                           $  .45  $  .45     $   .90  $   .90

Dividend requirements for preferred
   stockholders                      $   10  $   13     $    23  $    27

(c)  Preliminary

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

Operating Data                         Second Quarter       First Half
                                       --------------     -------------
                                        1999    1998      1999     1998
                                      ------- -------   -------  ------
Exploration and production

 United States
   Net production of crude oil and
   natural gas liquids (MBPD)            399     447       404      449

   Net production of natural gas
   available for sale (MMCFPD)         1,479   1,703     1,483    1,721
                                       -----   -----     -----    -----
       Total net production (MBOEPD)     646     731       651      736

   Natural gas sales (MMCFPD)          3,015   3,934     3,295    3,908

   Average U.S. crude (per bbl.)      $12.80  $10.72    $10.95   $11.26
   Average U.S. natural gas (per mcf) $ 2.05  $ 2.05    $ 1.92   $ 2.10
   Average WTI (Spot) (per bbl.)      $17.66  $14.62    $15.44   $15.26
   Average Kern (Spot) (per bbl.)     $11.26  $ 7.75    $ 9.49   $ 8.31

 International
   Net production of crude oil and
    natural gas liquids (MBPD)
     Europe                              143     149       136      154
     Indonesia                           150     156       165      155
     Partitioned Neutral Zone            121     105       119      106
     Other                                69      67        67       69
                                      ------  ------    ------   ------
       Total                             483     477       487      484

   Net production of natural gas
     available for sale (MMCFPD)
      Europe                             244     245       265      251
      Colombia                           160     185       157      196
      Other                              112     112       111      118
                                      ------  ------    ------   ------
       Total                             516     542       533      565
                                      ------  ------    ------   ------
       Total net production (MBOEPD)     569     567       576      578

   Natural gas sales (MMCFPD)            549     665       557      721

   Average International crude
    (per bbl.)                        $13.73  $11.42    $11.60   $11.68
   Average International natural
    gas (per mcf)                     $ 1.23  $ 1.59    $ 1.37   $ 1.61
   Average U.K. natural gas
    (per mcf)                         $ 2.17  $ 2.64    $ 2.39   $ 2.64
   Average Colombia natural gas
    (per mcf)                         $  .59  $  .92    $  .62   $  .91

   Total worldwide net production
    (MBOEPD)                           1,215   1,298     1,227    1,314

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

Operating Data                        Second Quarter        First Half
                                     ---------------     -------------
                                       1999    1998      1999     1998
                                     ------- -------    ------- ------
Refining, marketing and distribution

   United States
     Refinery input (MBPD)
       Equilon area                     373     396       369      377
       Motiva area                      313     333       307      323
                                     ------  ------    ------   ------
           Total                        686     729       676      700

     Refined product sales (MBPD)
       Equilon area                     741     590       669      561
       Motiva area                      376     341       378      337
       Other                            291     234       299      234
                                     ------  ------    ------   ------
           Total                      1,408   1,165     1,346    1,132

   International
     Refinery input (MBPD)
       Europe                           368     367       367      371
       Caltex area                      416     419       427      428
       Latin America/West Africa         72      70        73       64
                                     ------  ------    ------   ------
           Total                        856     856       867      863

     Refined product sales (MBPD)
       Europe                           601     602       619      582
       Caltex area                      663     586       667      589
       Latin America/West Africa        501     460       489      444
       Other                             82      56        93       51
                                     ------  ------    ------   ------
           Total                      1,847   1,704     1,868    1,666
